LONGSTAFF & MEJIA, LLP
                             50 California St #1500
                             San Francisco, CA 94111
                                 (415) 439-5391


June 12, 2003


Zenith Technology, Inc.
2600 Michelson Drive, 17th Floor
Irvine, CA 92612

Gentlemen:

We have acted as counsel to Zenith Technology, Inc. (the "Company"), a Nevada corporation, and have participated in the preparation and adoption of the 2003 Employee Stock Incentive Plan and 2003 Management Incentive Program (collectively referred to herein as the "Plan") and the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 7,825,317 shares (the "Shares") of Common Stock, $.0001 par value, to be offered to directors, officers, employees and consultants of the Company pursuant to the Plan.

It is our opinion that the Shares have been duly authorized and that, when issued either pursuant to a grant of a stock award, upon the exercise of an option or the conversion of a warrant granted pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our opinion regarding the legality of the Shares.


/s/  LongStaff & Mejia



Longstaff & Mejia